Exhibit 99.1

FOR IMMEDIATE RELEASE

MATTRESS FIRM ANNOUNCES FIRST FISCAL QUARTER FINANCIAL RESULTS

—  Net Sales Increased 20.9% —

—  Comparable-Store Sales Growth of 4.3% in First Fiscal Quarter  —

—  Opened and Acquired 148 New Stores  —

—  Raises Revenue Guidance for Fiscal 2014 and Reaffirms Adjusted EPS Guidance —

HOUSTON, June 3, 2014 /BUSINESSWIRE/ — Mattress Firm Holding Corp. (the “Company”) (NASDAQ: MFRM) today announced its financial results for the first fiscal quarter (13 weeks) ended April 29, 2014.  Net sales for the first fiscal quarter increased 20.9% to $333.5 million, reflecting comparable-store sales growth of 4.3% and incremental sales from new and acquired stores. The Company reported first fiscal quarter earnings per diluted share (“EPS”) on a generally accepted accounting principles (“GAAP”) basis of $0.22, and EPS on a non-GAAP adjusted basis, excluding ERP system implementation costs, acquisition-related costs and debt amendment costs (“Adjusted”), of $0.31.  Diluted EPS on a GAAP basis and Adjusted basis are reconciled in the table below:

First Fiscal Quarter Reconciliation of GAAP to Adjusted EPS
See “Reconciliation of Reported (GAAP) to Adjusted Statements of Operations Data” for Notes

	Thirteen Weeks Ended
	April 30, 2013	April 29, 2014
GAAP EPS	$0.35	$0.22
Acquisition-related costs (1)	0.01	0.05
ERP system implementation costs (2)	0.02	0.02
Other expenses (3)	—	0.00
Adjusted EPS*	$0.38	$0.31

* Due to rounding to the nearest cent, totals may not equal the sum of the lines in the table above.

“Our strategy of driving sales during our first fiscal quarter resulted in approximately 21% total sales growth and a 4.3% comparable-store increase, which represented our third straight quarter of positive same store sales,” commented Steve Stagner, Mattress Firm’s president and chief executive officer. “With an accelerated infrastructure build up to support additional store growth and the recent unprecedented level of condensed product changes to our floor materially behind us, we are focused on improving our EPS performance as we move through the year.  Initial consumer acceptance of the new products, coupled with a focused and well-prepared sales team, helped generate strong sales momentum over the Memorial Day holiday.  Furthermore, we are excited to have added 148 stores through organic growth and acquisitions during the first quarter, which fortifies our presence in key markets.  We believe that our steady growth, together with an increasingly streamlined organization, will continue to enhance our operations and drive margin improvement; further solidifying our position as the nation’s leading bedding specialty retailer.”

5815 Gulf Freeway • Houston, TX • 77023 • Phone: 713-923-1090 • Fax: 713-923-1096

First Quarter Financial Summary

•                  Net sales for the first fiscal quarter increased 20.9% to $333.5 million, reflecting comparable-store sales growth of 4.3% and incremental sales from new and acquired stores.

•                  Opened 56 new stores, closed eight, and acquired 92 bringing the total number of Company-operated stores to 1,365 as of the end of the fiscal quarter.

•                  Income from operations was $15.4 million. Excluding $4.6 million of ERP system implementation costs, acquisition-related costs and debt amendment costs, Adjusted income from operations was $20.0 million, as compared with $23.8 million for the comparable prior year period.  Adjusted operating income margin was 6.0% of net sales as compared to 8.6% in the first fiscal quarter of 2013, and included a 170 basis-point decline in gross profit margin, a 130 basis-point decrease from general and administration expense deleverage, offset by a 40 basis-point improvement in sales and marketing expense leverage. Please refer to “Reconciliation of Reported (GAAP) to Adjusted Statements of Operations Data” for a reconciliation of income from operations to Adjusted income from operations and other information.

•                  Net income was $7.7 million and GAAP EPS was $0.22.  Excluding $2.8 million, net of income taxes, of ERP system implementation costs, acquisition-related costs and debt amendment costs, Adjusted net income was $10.5 million and Adjusted EPS was $0.31. Please refer to “Reconciliation of Reported (GAAP) to Adjusted Statements of Operations Data” for a reconciliation of net income and GAAP EPS to Adjusted net income and Adjusted EPS, respectively, and other information.

Acquisitions Completed During the First Fiscal Quarter

In March 2014, the Company completed the acquisition of the assets and operations of Yotes, Inc., one of the Company’s franchisees, relating to the operation of 34 mattress specialty retail stores located in Colorado and Kansas for a total purchase price of approximately $15 million, subject to customary purchase price adjustments.

In March 2014, the Company completed the acquisition of the Virginia assets and operations of Southern Max LLC, another of the Company’s franchisees, relating to the operations of three mattress specialty retail stores located in Virginia for a total purchase price of approximately $0.5 million.

In April 2014, the Company completed the acquisition of one hundred percent of the outstanding partnership interests in Sleep Experts Partners, L.P., which operates 55 mattress specialty retail stores in Texas under the brand Sleep Experts, for a total purchase price of approximately $65 million, subject to customary purchase price adjustments. Of the total purchase price, $3.25 million was delivered in the form of 71,619 shares of common stock, par value $0.01 per share, of the Company, calculated in accordance with the terms of the purchase agreement.

The Company funded the cash requirements of the franchise acquisitions using cash reserves and revolver borrowings. The Company raised $100 million of incremental term borrowings under the amended 2012 Senior Credit Facility (as defined in the Company’s filings with the Securities and Exchange Commission), to fund the cash requirements of the Sleep Experts acquisition and to pay down outstanding revolver borrowings. The incremental term borrowings mature in January 2016 concurrently with the Company’s other borrowings under the 2012 Senior Credit Facility, as amended, and are subject to the same interest rate as the existing term borrowings.

Recently Announced Acquisitions

In April 2014, the Company entered into an agreement to acquire substantially all of the mattress specialty retail assets and operations of Mattress Liquidators, Inc., which operates Mattress King retail stores in Colorado and BedMart retail stores in Arizona.  This acquisition will add approximately 75 mattress specialty retail stores to the Mattress Firm company-operated store base in markets where the Company currently operates, primarily Denver, Colorado, Phoenix, Arizona and Tucson, Arizona, for an aggregate purchase price of approximately $35 million, subject to customary adjustments.  The closing of the acquisition, which is conditioned on the prior satisfaction of customary closing conditions, is expected to occur by the end of the second fiscal quarter of 2014 and will be funded by cash reserves and revolver borrowings, as well as a $3.5 million seller note that is payable in quarterly installments over two years.

Balance Sheet

The Company had cash and cash equivalents of $11.7 million at the end of the first fiscal quarter of 2014.  Net cash provided by operating activities was $7.1 million for the first fiscal quarter of 2014. As of April 29, 2014, there were no borrowings outstanding under the revolving portion of the 2012 Senior Credit Facility, as amended, and approximately $1.6 million in outstanding letters of credit, with additional borrowing capacity of $98.4 million.

Financial Guidance

The Company is updating its guidance for the fiscal year (53 weeks) ending February 3, 2015 (“fiscal year 2014”) to include the anticipated effect of the recently announced acquisitions and assumes the consummation of the Mattress Liquidators transaction in the second fiscal quarter. The Company is reaffirming its full year Adjusted EPS guidance.

Full Fiscal Year Ending February 3, 2015	Prior Guidance Range	Updated Range
Net sales (in billions)	$1.460 to $1.520	$1.500 to $1.560
New stores	145 to 165	145 to 165
Acquired stores	93	168
Net store unit increase	205 to 220	275 to 290
GAAP EPS	$1.67 to $1.76	$1.53 to $1.61
Acquisition-related costs per share	$0.08 to $0.10	$0.18 to $0.20
ERP system implementation costs per share	$0.13 to $0.14	$0.17 to $0.19
Adjusted EPS	$1.88 to $2.00	$1.88 to $2.00
Comparable-store sales growth	low single digit	low single digit

Fiscal year 2014 will consist of 53 weeks, as compared with fiscal year 2013, which consisted of 52 weeks. Comparable-store sales growth for fiscal year 2014 excludes incremental sales related to the extra week of operations.

Call Information

A conference call to discuss first fiscal quarter results is scheduled for today, June 3, 2014, at 5:00 p.m. Eastern Time. The call will be hosted by Steve Stagner, Chief Executive Officer and Jim Black, Chief Financial Officer.

The conference call will be accessible by telephone and the internet.  To access the call, participants from within the U.S. may dial (877) 705-6003, and participants from outside the U.S. may dial (201) 493-6725.  Participants may also access the call via live webcast by visiting the Company’s investor relations web site at http://www.mattressfirm.com.

The replay of the call will be available from approximately 8:00 p.m. Eastern Time on June 3, 2014 through midnight Eastern Time on June 17, 2014.  To access the replay, the domestic dial-in number is (877) 870-5176, the international dial-in number is (858) 384-5517, and the passcode is 13583691. The archive of the webcast will be available on the Company’s web site for a limited time.

Net Sales and Store Unit Information

The components of the net sales increase for the thirteen weeks ended April 29, 2014 as compared to the corresponding prior year period were as follows (in millions):

Increase (Decrease) in Net Sales
Thirteen Weeks
Ended
April 29, 2014
Comparable-store sales	$11.5
New stores	35.4
Acquired stores	15.8
Closed stores	(5.2)
$57.5

The composition of net sales by major category of product and services were as follows (in millions):

	Thirteen Weeks Ended
	April 30,	% of	April 29,	% of
	2013	Total	2014	Total
Conventional mattresses	$121.6	44.0%	$163.7	49.1%
Specialty mattresses	129.8	47.0%	136.3	40.9%
Furniture and accessories	19.2	7.0%	27.0	8.1%
Total product sales	270.6	98.0%	327.0	98.1%
Delivery service revenues	5.4	2.0%	6.5	1.9%
Total net sales	$276.0	100.0%	$333.5	100.0%

The activity with respect to the number of Company-operated store units was as follows:

Thirteen Weeks
Ended
April 29, 2014
Store units, beginning of period	1,225
New stores	56
Acquired stores	92
Closed stores	(8)
Store units, end of period	1,365

Forward-Looking Statements

Certain statements contained in this press release are not based on historical fact and are “forward-looking statements” within the meaning of applicable federal securities laws and regulations. In many cases, you can identify forward-looking statements by terminology such as “may,” “would,” “should,” “could,” “forecast,” “feel,” “project,” “expect,” “plan,” “anticipate,” “believe,” “estimate,” “predict,” “intend,” “potential,” “continue” or the negative of these terms or other comparable terminology; however, not all forward-looking statements contain these identifying words. The forward-looking statements contained in this press release, such as those relating to our net sales, GAAP and Adjusted EPS and net store unit change for fiscal year 2014, are subject to various risks and uncertainties, including but not limited to downturns in the economy; reduction in discretionary spending by consumers; our ability to execute our key business strategies and advance our market-level profitability; our ability to profitably open and operate new stores and capture additional market share; our relationship with our primary mattress suppliers; our dependence on a few key employees; the possible impairment of our goodwill or other acquired intangible assets; the effect of our planned growth and the integration of our acquisitions on our business infrastructure; the impact of seasonality on our financial results and comparable-store sales; our ability to raise adequate capital to support our expansion strategy; our success in pursuing and completing strategic acquisitions; the effectiveness and efficiency of our advertising expenditures; our success in keeping warranty claims and comfort exchange return rates within acceptable levels; our ability to deliver our products in a timely manner; our status as a holding company with no business operations; our ability to anticipate consumer trends; risks related to our controlling stockholder, J.W. Childs Associates, L.P.; heightened competition; changes in applicable regulations; risks related to our franchises, including our lack of control over their operation and our liabilities if they default on note or lease obligations; risks related to our stock and other factors set forth under “Risk Factors” in our Annual Report on Form 10-K for the fiscal year ended January 28, 2014 filed with the Securities and Exchange Commission (“SEC”) on March 27, 2014 and our other SEC filings.  Forward-looking statements relate to future events or our future financial performance and reflect management’s expectations or beliefs concerning future events as of the date of this press release.  Actual results of operations may differ materially from those set forth in any forward-looking statements, and the inclusion of a projection or forward-looking statement in this press release should not be regarded as a representation by us that our plans or objectives will be achieved. We do not undertake to publicly update or revise any of these forward-looking statements, whether as a result of new information, future events or otherwise.

Non-GAAP Financial Measures

Adjusted EBITDA is defined as net income before income tax expense, interest income, interest expense, depreciation and amortization (“EBITDA”), without giving effect to non-cash goodwill and intangible asset impairment charges, gains or losses on store closings and impairment of store assets, gains or losses related to the early extinguishment of debt, financial sponsor fees and expenses, non-cash charges related to stock-based awards and other items that are excluded by management in reviewing the results of operations. We have presented Adjusted EBITDA because we believe that the exclusion of these items is appropriate to provide additional information to investors about our ongoing operating performance excluding certain non-cash and other items and to provide additional information with respect to our ability to comply with various covenants in documents governing our indebtedness and as a means to evaluate our period-to-period results. In evaluating Adjusted EBITDA, you should be aware that in the future we may incur expenses that are the same as or similar to some of the adjustments in this presentation. Our presentation of Adjusted EBITDA should not be construed to imply that our future results will be unaffected by any such adjustments. We have provided this information to analysts, investors and other third parties to enable them to perform more meaningful comparisons of past, present and future operating results and as a means to evaluate the results of our ongoing operations. Management also uses Adjusted EBITDA to determine executive incentive compensation payment levels. In addition, our compliance with certain covenants under the credit agreement, as amended, between our indirect wholly owned subsidiary, Mattress Holding Corp., certain lenders, and UBS Securities LLC, as sole arranger, bookrunner, and lender (also referred to as the 2012 Senior Credit Facility), are calculated based on similar measures and differ from Adjusted EBITDA primarily by the inclusion of pro forma results for acquired businesses in those similar measures. Other companies in our industry may calculate Adjusted EBITDA differently than we do. Adjusted EBITDA is not a measure of performance under U.S. GAAP and should not be considered as a substitute for net income prepared in accordance with U.S. GAAP. Adjusted EBITDA has significant limitations as an analytical tool, and you should not consider it in isolation or as a substitute for analysis of our results as reported under U.S. GAAP.

The following table contains a reconciliation of our net income determined in accordance with U.S. GAAP to EBITDA and Adjusted EBITDA for the periods indicated (in thousands):

	Thirteen Weeks Ended
	April 30,	April 29,
	2013	2014
Net income	$12,009	$7,720
Income tax expense	7,674	4,891
Interest expense, net	2,847	2,816
Depreciation and amortization	6,210	8,692
Intangible assets and other amortization	541	763
EBITDA	29,281	24,882
Loss on store closings and impairment of store assets	261	258
Stock-based compensation	887	1,358
Vendor new store funds (a)	887	(97)
Acquisition-related costs (b)	326	2,564
Other (c)	581	1,786
Adjusted EBITDA	$32,223	$30,751

(a)                                 We receive cash payments from certain vendors for each new incremental store that we open (“new store funds”). New store funds are initially recorded in other noncurrent liabilities when received and are then amortized as a reduction of cost of sales over 36 months in our financial statements. Historically, we have considered new store funds as a component of Adjusted EBITDA when received since new store funds are included in cash provided from operations. The adjustment includes the amount of new store funds received during the period presented and eliminates the non-cash reduction in cost of sales included in our results of operations.

(b)                                 Reflects both non-cash effects included in net income related to acquisition accounting adjustments made to inventories and other acquisition-related cash costs included in net income, such as direct acquisition costs and costs related to integration of acquired businesses.

(c)                                  Consists of various items that management excludes in reviewing the results of operations, including $0.7 million and $1.3 million of ERP system implementation costs incurred during the thirteen weeks ended April 30, 2013 and April 29, 2014, respectively.

Adjusted EPS and the other “Adjusted” data provided in this press release are also considered non-GAAP financial measures.  We report our financial results in accordance with GAAP; however, management believes evaluating our ongoing operating results may be enhanced if investors have additional non-GAAP basis financial measures to facilitate year-over-year comparisons. Management reviews non-GAAP financial measures to assess ongoing operations and considers them to be effective indicators, for both management and investors, of our financial performance over time. Our management does not advocate that investors consider such non-GAAP financial measures in isolation from, or as a substitute for, financial information prepared in accordance with GAAP.  For more information, please refer to “Reconciliation of Reported (GAAP) to Adjusted Statements of Operations Data” below.

MATTRESS FIRM HOLDING CORP.

Consolidated Balance Sheets

(In thousands, except share amounts)

(unaudited)

	January 28,	April 29,
	2014	2014
Assets
Current assets:
Cash and cash equivalents	$22,878	$11,650
Accounts receivable, net	20,812	25,997
Inventories	81,507	97,262
Deferred income tax asset	4,729	4,090
Prepaid expenses and other current assets	16,348	27,100
Total current assets	146,274	166,099
Property and equipment, net	174,770	192,468
Intangible assets, net	84,391	90,586
Goodwill	366,647	434,767
Debt issue costs and other, net	12,549	14,146
Total assets	$784,631	$898,066

Liabilities and Stockholders’ Equity
Current liabilities:
Notes payable and current maturities of long-term debt	$3,621	$5,594
Accounts payable	72,165	85,534
Accrued liabilities	42,435	46,399
Customer deposits	9,318	11,474
Total current liabilities	127,539	149,001
Long-term debt, net of current maturities	217,587	294,466
Deferred income tax liability	37,921	37,090
Other noncurrent liabilities	73,092	75,745
Total liabilities	456,139	556,302

Commitments and contingencies

Stockholders’ equity:
Common stock, $0.01 par value; 120,000,000 shares authorized; 34,002,981 and 33,990,381 shares issued and outstanding at January 28, 2014; and 34,103,229 and 34,090,629 shares issued and outstanding at April 29, 2014, respectively	340	341
Additional paid-in capital	373,153	378,704
Accumulated deficit	(45,001)	(37,281)
Total stockholders’ equity	328,492	341,764
Total liabilities and stockholders’ equity	$784,631	$898,066

MATTRESS FIRM HOLDING CORP.

Consolidated Statements of Operations

(In thousands, except share and per share amounts)

(unaudited)

	Thirteen Weeks Ended
	April 30,	% of	April 29,	% of
	2013	Sales	2014	Sales
Net sales	$275,957	100.0%	$333,502	100.0%
Cost of sales	171,515	62.2%	212,652	63.8%
Gross profit from retail operations	104,442	37.8%	120,850	36.2%
Franchise fees and royalty income	1,249	0.5%	1,186	0.4%
	105,691	38.3%	122,036	36.6%
Operating expenses:
Sales and marketing expenses	63,731	23.1%	75,665	22.7%
General and administrative expenses	19,169	6.9%	30,686	9.2%
Loss on store closings and impairment of store assets	261	0.1%	258	0.1%
Total operating expenses	83,161	30.1%	106,609	32.0%
Income from operations	22,530	8.2%	15,427	4.6%
Other expense:
Interest expense, net	2,847	1.1%	2,816	0.8%
Income before income taxes	19,683	7.1%	12,611	3.8%
Income tax expense	7,674	2.7%	4,891	1.5%
Net income	$12,009	4.4%	$7,720	2.3%

Basic net income per common share	$0.36		$0.23
Diluted net income per common share	$0.35		$0.22

Reconciliation of weighted-average shares outstanding:
Basic weighted average shares outstanding	33,812,123		34,027,941
Effect of dilutive securities:
Stock options	116,396		321,012
Restricted shares	24,165		44,480
Diluted weighted average shares outstanding	33,952,684		34,393,433

MATTRESS FIRM HOLDING CORP.

Consolidated Statements of Cash Flows

(In thousands)

(unaudited)

	Thirteen Weeks Ended
	April 30,	April 29,
	2013	2014
Cash flows from operating activities:
Net income	$12,009	$7,720
Adjustments to reconcile net income to cash flows provided by operating activities:
Depreciation and amortization	6,210	8,692
Loan fee and other amortization	503	594
Deferred income tax expense	712	246
Stock-based compensation	887	1,358
Loss on store closings and impairment of store assets	261	258
Construction allowances from landlords	1,248	1,747
Effects of changes in operating assets and liabilities, excluding business acquisitions:
Accounts receivable	(3,944)	(4,588)
Inventories	(8,510)	(8,603)
Prepaid expenses and other current assets	(1,042)	(9,257)
Other assets	187	(1,124)
Accounts payable	10,066	9,402
Accrued liabilities	(5,421)	250
Customer deposits	721	1,114
Other noncurrent liabilities	2,076	(681)
Net cash provided by operating activities	15,963	7,128
Cash flows from investing activities:
Purchases of property and equipment	(14,377)	(19,334)
Business acquisitions, net of cash acquired	—	(77,350)
Net cash used in investing activities	(14,377)	(96,684)
Cash flows from financing activities:
Proceeds from issuance of debt	3,000	132,000
Principal payments of debt	(18,476)	(54,427)
Proceeds from exercise of common stock options	862	563
Excess tax benefits associated with stock-based awards	117	192
Net cash (used in) provided by financing activities	(14,497)	78,328
Net decrease in cash and cash equivalents	(12,911)	(11,228)
Cash and cash equivalents, beginning of period	14,556	22,878
Cash and cash equivalents, end of period	$1,645	$11,650

MATTRESS FIRM HOLDING CORP.

Reconciliation of Reported (GAAP) to Adjusted Statements of Operations Data

(In thousands, except share and per share amounts)

	Thirteen Weeks Ended
	April 30, 2013					April 29, 2014
	Income	Income		Diluted		Income	Income		Diluted
	From	Before Income	Net	Weighted	Diluted	From	Before Income	Net	Weighted	Diluted
	Operations	Taxes	Income	Shares	EPS*	Operations	Taxes	Income	Shares	EPS*
As Reported	$22,530	$19,683	$12,009	33,952,684	$0.35	$15,427	$12,611	$7,720	34,393,433	$0.22
% of sales	8.2%	7.1%	4.4%			4.6%	3.8%	2.3%
Acquisition-related costs (1)	326	326	201	—	0.01	3,010	3,010	1,845	—	0.05
ERP system implementation costs (2)	951	951	584	—	0.02	1,351	1,351	828	—	0.02
Other expenses (3)	—	—	—	—	—	197	197	121	—	0.00
Total adjustments	1,277	1,277	785	—	0.03	4,558	4,558	2,794	—	0.08
As Adjusted	$23,807	$20,960	$12,794	33,952,684	$0.38	$19,985	$17,169	$10,514	34,393,433	$0.31
% of sales	8.6%	7.6%	4.6%			6.0%	5.1%	3.2%

*	Due to rounding to the nearest cent per diluted share, totals may not equal the sum of the line items in the table above.

(1)

Acquisition-related costs, which are included in the “As Reported” results of operations, consist of the acquisition-related costs as defined under U.S. GAAP, including advisory, legal, accounting, valuation, and other professional or consulting fees and, in addition, costs of integrating store and warehouse operations and corporate functions that are not expected to recur as acquisitions are absorbed. On May 2, 2012, we acquired all of the equity interests of MGHC Holding Corporation (“Mattress Giant”), which operated 181 mattress specialty retail stores. On September 25, 2012, we acquired the assets and operations of Mattress XPress, Inc. and Mattress XPress of Georgia, Inc. (collectively, “Mattress X-Press”), including 34 mattress specialty retail stores. On December 11, 2012, we acquired the assets and operations of Factory Mattress & Water Bed Outlet of Charlotte, Inc. (“Mattress Source”), including 27 mattress specialty retail stores. On June 14, 2013, we acquired the assets and operations of Olejo, Inc., an online retailer primarily focused on mattresses and bedding-related products. On November 13, 2013, we acquired the equity interests of NE Mattress People, LLC (“Mattress People”), including five mattress specialty retail stores. On December 10, 2013, we acquired the assets and operations of Perfect Mattress of Wisconsin, LLC (“Perfect Mattress”), including 39 mattress specialty retail stores. On December 31, 2013, we acquired the assets and operations of two mattress specialty retail stores in Houston, Texas (“Mattress Expo”). On March 3, 2014, we acquired the assets and operations of our franchise Yotes, Inc. (“Yotes”), including 34 mattress specialty retail stores. On March 3, 2014, we acquired the Virginia assets and operations of our franchise Southern Max LLC (“Southern Max”), including three mattress specialty retail stores. On April 3, 2014, we acquired the outstanding partnership interests in Sleep Experts Partners, L.P. (“Sleep Experts”), which operates 55 mattress specialty retail stores. Acquisition-related costs, consisting of direct transaction costs and integration costs are included in the results of operations as incurred. We incurred approximately $0.3 million and $3.0 million of acquisition-related costs during the thirteen weeks ended April 30, 2013 and April 29, 2014, respectively.

(2)

Reflects implementation costs included in the results of operations as incurred, consisting primarily of training-related costs, related to the roll-out of the Microsoft Dynamics AX for Retail ERP system. During the thirteen weeks ended April 30, 2013 and April 29, 2014, we incurred approximately $1.0 million and $1.4 million, respectively, of ERP system implementation costs.

(3)	Reflects $0.2 million in expensed legal fees relating to our February 2014 debt amendment and extension recorded in the thirteen weeks ended April 29, 2014.

Our “As Adjusted” data is considered a non-U.S. GAAP financial measure and is not in accordance with, or preferable to, “As Reported,” or GAAP financial data. However, we are providing this information as we believe it facilitates year-over-year comparisons for investors and financial analysts.

About Mattress Firm

Houston-based Mattress Firm is a high growth specialty retailer, recognized as the nation’s leading bedding specialty retailer, offering a broad selection of both traditional and specialty mattresses, bedding accessories and related products from leading manufacturers. With more than 1,400 company-operated and franchised stores across 36 states, Mattress Firm has the largest geographic footprint in the United States among multi-brand mattress specialty retailers. Mattress Firm offers customers comfortable store environments, guarantees on price, comfort and service, and highly-trained sales professionals. More information is available at http://www.mattressfirm.com.  Mattress Firm’s website is not part of this press release.

Investor Relations Contact: Brad Cohen, ir@mattressfirm.com, 713-343-3652

Media Contact: Kim Hardcastle, khardcastle@jacksonspalding.com, 404-276-9524

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